Exhibit 99.2

RICE OLYMPUS MIDSTREAM LLC, STRIKE FORCE MIDSTREAM HOLDINGS LLC

AND RICE WEST VIRGINIA MIDSTREAM LLC

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Auditors	2
Combined Balance Sheets as of December 31, 2017 and 2016	3
Combined Statements of Operations for the period from November 13, 2017 to December 31, 2017, from January 1, 2017 to November 12, 2017 and for the year ended December 31, 2016	4
Combined Statements of Cash Flows for the period from November 13, 2017 to December 31, 2017, from January 1, 2017 to November 12, 2017 and for the year ended December 31, 2016	5
Combined Statements of Equity for the period from November 13, 2017 to December 31, 2017, from January 1, 2017 to November 12, 2017 and for the year ended December 31, 2016	6
Notes to Combined Financial Statements	7

Report of Independent Auditors

The Members of

Rice Midstream Holdings LLC

We have audited the accompanying combined financial statements of Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC and Rice West Virginia Midstream LLC (collectively, the “Company”), which comprise the combined balance sheets as of December 31, 2017 (Successor) and 2016 (Predecessor), and the related combined statements of operations, cash flows, and equity for the period from November 13, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through November 12, 2017 (Predecessor) and the period from January 1, 2016 through December 31, 2016 (Predecessor) and the related notes (collectively referred to as the “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 2017 (Successor) and 2016 (Predecessor), and the combined results of its operations and its cash flows for the period from November 13, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through November 12, 2017 (Predecessor) and the period from January 1, 2016 through December 31, 2016 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 3, 2018

Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC

and Rice West Virginia Midstream LLC

Combined Balance Sheets

	Successor	Predecessor
(in thousands)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash	$41,505	$46,097
Accounts receivable	19,501	7,791
Accounts receivable - affiliate	6,988	1,534
Other current assets	92	47
Total current assets	68,086	55,469

Property and equipment	877,174	406,021
Less: accumulated depreciation	(2,196)	(8,188)
Net property and equipment	874,978	397,833

Goodwill	37,954	—
Intangible assets, net	617,660	—
Other non-current assets	71	71
Total assets	$1,598,749	$453,373

Liabilities and equity
Current liabilities:
Accounts payable	$33,597	$30,870
Other accrued liabilities	65	31
Total current liabilities	33,662	30,901

Long-term liabilities:
Other long-term liabilities	—	351
Total liabilities	33,662	31,252

Equity:
Members’ capital	1,379,027	380,954
Cumulative retained earnings	12,588	12,225
Noncontrolling interest	173,472	28,942
Total equity	1,565,087	422,121

Total liabilities and equity	$1,598,749	$453,373

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC

and Rice West Virginia Midstream LLC

Combined Statements of Operations

	Successor	Predecessor
(in thousands)	Period from November 13, 2017 to December 31, 2017	Period from January 1, 2017 to November 12, 2017	Year Ended December 31, 2016

Operating revenues:
Affiliate	$16,706	$88,635	$33,461
Third-party	8,111	30,037	30,473
Total operating revenues	24,817	118,672	63,934

Operating expenses:
Operation and maintenance expense(1)	966	4,077	3,010
General and administrative expense(1)	2,845	21,022	17,328
Depreciation expense	2,196	6,174	5,633
Incentive unit expense(1)	—	313	2,335
Amortization of intangible assets	5,540	—	—
Impairment of fixed assets	—	—	20,292
Total operating expenses	11,547	31,586	48,598

Operating income	13,270	87,086	15,336

Other income	—	35	2
Net interest (income) expense(1)	(52)	4,647	3,877
Income before income taxes	13,322	82,474	11,461
Income tax benefit	—	—	(1,777)
Net income	13,322	82,474	13,238
Less: net income (loss) attributable to noncontrolling interest	734	7,410	(4,588)
Net income attributable to the Companies (defined herein)	$12,588	$75,064	$17,826

(1)          Financial results include amounts allocated from affiliates. See Note 4 for further detail.

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC

and Rice West Virginia Midstream LLC

Combined Statements of Cash Flows

	Successor	Predecessor
(in thousands)	Period from November 13, 2017 to December 31, 2017	Period from January 1, 2017 to November 12, 2017	Year Ended December 31, 2016

Cash flows from operating activities:
Net income	$13,322	$82,474	$13,238
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	2,196	6,174	5,633
Impairment of fixed assets	—	—	20,292
Amortization of intangible assets	5,540	—	—
Non-cash compensation expense	—	4,588	6,089
Deferred income tax benefit	—	—	(1,777)
Changes in operating assets and liabilities:
Accounts receivable including affiliate	(2,569)	(15,655)	(9,384)
Other assets	—	(45)	(32)
Accounts payable	(474)	895	(813)
Other accrued liabilities	8	23	2
Net cash provided by operating activities	18,023	78,454	33,248

Cash flows from investing activities:
Capital expenditures	(55,094)	(232,476)	(110,533)
Asset acquisitions	—	(3,671)	(8,700)
Net cash used in investing activities	(55,094)	(236,147)	(119,233)

Cash flows from financing activities:
Contributions from parent, net of distributions	30,867	113,195	117,524
Gulfport Midstream Holdings, LLC contributions, net of distributions	6,738	39,372	11,030
Net cash provided by financing activities	37,605	152,567	128,554

Net increase (decrease) in cash	534	(5,126)	42,569
Cash at the beginning of the period	40,971	46,097	3,528
Cash at the end of the period	$41,505	$40,971	$46,097

Supplemental disclosure of noncash investing and financing activities
Capital expenditures for property and equipment financed by accounts payable	$32,958	$58,728	$30,367
Initial asset contribution by Gulfport Midstream Holdings, LLC	$—	$—	$22,530
Initial asset contribution by Strike Force Midstream Holdings LLC	$—	$—	$26,647

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC

and Rice West Virginia Midstream LLC

Combined Statements of Equity

(in thousands)	Members’ Capital	Accumulated (Deficit) Earnings	Noncontrolling Interest	Total Equity
Predecessor
Balance, January 1, 2016	$259,400	$(5,601)	$—	$253,799
Contributions from parent, net of distributions	121,554	—	—	121,554
Contributions from noncontrolling interest, net of distributions	—	—	33,530	33,530
Net income	—	17,826	(4,588)	13,238
Balance, December 31, 2016	$380,954	$12,225	$28,942	$422,121
Contributions from parent, net of distributions	119,096	—	—	119,096
Contributions from noncontrolling interest, net of distributions	—	—	39,372	39,372
Net income	—	75,064	7,410	82,474
Balance, November 12, 2017	$500,050	$87,289	$75,724	$663,063

Successor
Balance, November 13, 2017	$1,348,743	$—	$166,000	$1,514,743
Contributions from parent, net of distributions	30,284	—	—	30,284
Contributions from noncontrolling interest, net of distributions	—	—	6,738	6,738
Net income	—	12,588	734	13,322
Balance, December 31, 2017	$1,379,027	$12,588	$173,472	$1,565,087

The accompanying notes are an integral part of these Combined Financial Statements.

Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC

and Rice West Virginia Midstream LLC

Notes to the Combined Financial Statements

1.                          Summary of Significant Accounting Policies and Related Matters

Organization

Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force Holdings) and Rice West Virginia Midstream LLC (Rice WV) are wholly-owned subsidiaries of Rice Midstream Holdings LLC (RMH) that were formed by Rice Energy Inc. (Rice). On November 13, 2017 (the Merger Date), EQT Corporation (EQT) acquired Rice pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017 (as amended, the Merger Agreement), by and among EQT, Rice and an indirect, wholly-owned subsidiary of EQT. Pursuant to the Merger Agreement, Rice ultimately, through a series of mergers (the Mergers), merged with and into EQT RE, LLC, an indirect, wholly-owned subsidiary of EQT, which continued as the surviving entity.

The Mergers resulted in EQT gaining control of RMH, ROM, Strike Force Holdings and Rice WV. As a result of this change in control, ROM, Strike Force Holdings and Rice WV became consolidated subsidiaries of EQT. EQT’s acquisition of Rice was recorded using the acquisition method, which required the assets and liabilities acquired to be recorded at fair value. ROM, Strike Force Holdings and Rice WV elected to apply pushdown accounting and thus have reflected their assets and liabilities at the fair values estimated by EQT on the Merger Date with the related adjustment to their net assets recorded in equity. As a result, the combined financial statements included in this report and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. The periods prior to the Mergers are identified as Predecessor and the period after the Mergers is identified as Successor. Please see Note 2 for further detail regarding the Mergers.

Throughout this report, when we use the term “the Companies” we are referring collectively to ROM, Strike Force Holdings and Rice WV.

Following the consummation of the Mergers, the Companies are managed and operated by EQT. The Companies do not have any employees. EQT has the sole responsibility for providing the personnel necessary to conduct the Companies’ operations, whether through directly hiring employees or by obtaining the services of personnel employed by others. All of the personnel that conduct the Companies’ business are employed by EQT and its affiliates, but these individuals are sometimes referred to as the Companies’ employees.

Nature of Business

The Companies are focused on the development, construction and operation of natural gas gathering systems in the Appalachian Basin. The Companies provide natural gas gathering and compression services pursuant to long-term, fixed price per unit contracts. The Companies’ results are driven primarily by the volumes of gas gathered and compressed on the Companies’ assets. The Companies’ gathering assets include the following as of December 31, 2017:

•                  ROM’s natural gas gathering system, which includes approximately 85 miles of natural gas gathering pipelines and compressor stations that transport gas from wells located primarily in Belmont County, Ohio.

•                  Strike Force Holdings owns a 75% membership interest in Strike Force Midstream LLC (Strike Force Midstream). Strike Force Midstream is a Delaware limited liability company that owns and operates a natural gas gathering system consisting of approximately 67 miles of natural gas gathering pipelines and compressor stations. On February 1, 2016 (date of inception), Strike Force Holdings and Gulfport Midstream Holdings, LLC (Gulfport Midstream), a wholly-owned subsidiary of Gulfport Energy Corporation (Gulfport), entered into an Amended and Restated Limited Liability Company Agreement (the Strike Force LLC Agreement) of Strike Force Midstream to engage in the natural gas midstream business, which included an area of mutual interest that covered approximately 319,000 acres of Belmont and Monroe Counties, Ohio.

•                  Approximately 31 miles of right-of-way assets in northern West Virginia owned by Rice WV.

Basis of Presentation

These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These principles are established by the Financial Accounting Standards Board (FASB). The Companies make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, disclosures of contingencies and the reported amounts of revenue and expense. Although management believes these estimates are reasonable, actual results could differ from its estimates. These combined financial statements include the financial results for Strike Force Holdings since February 1, 2016. ROM and Rice WV are included in the financial results for all periods presented.

The combined financial statements were prepared from separate records maintained by EQT and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Companies had been operated as an unaffiliated entity. Transactions between the Companies, on one hand, and EQT and EQT’s other subsidiaries, on the other hand, have been identified in the combined financial statements as transactions between affiliates.

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and changes in these estimates are recorded when known.

Risks and Uncertainties

The Companies rely on revenues generated from the gathering and compression assets, all of which are located in the Appalachian Basin. As a result of this concentration, the Companies may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area. For the period from January 1, 2017 through November 12, 2017, Rice and Gulfport represented approximately 46% and 50%, respectively, of the Companies’ total operating revenues. For the period from November 13, 2017 through December 31, 2017, EQT and Gulfport represented approximately 42% and 49%, respectively, of the Companies’ total operating revenues.

The Companies manage the credit risk of sales to third parties by limiting dealings to those third parties meeting specified criteria for credit and liquidity strength and by actively monitoring these accounts. The Companies may request a letter of credit, guarantee, performance bond or other credit enhancement from a third party in order for that third party to meet our credit criteria. There were no significant defaults on accounts receivable for the years ended December 31, 2017 and 2016.

Revenue Recognition

Revenues relating to the gathering and compression of natural gas are recognized in the period service is provided. The Companies receive a fee or fees for gas gathering and compression services. Revenue recognized from gas gathering and compression services is generally directly related to the volume of natural gas transported or gathered.

Cash

The Companies maintain cash at financial institutions which may at times exceed federally insured amounts and which may at times exceed combined balance sheet amounts due to outstanding checks, which reduce the amount of cash on the balance sheet. There are no other accounts that are considered cash equivalents in these financial statements.

Accounts Receivable

Accounts receivable are stated at their historical carrying amount. The Companies extend credit to parties in the normal course of business based upon management’s assessment of their creditworthiness. An allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for any of the years presented in the combined financial statements.

Asset Retirement Obligations

The Companies are under no legal or contractual obligation to restore or dismantle their gathering pipelines or compression facilities upon abandonment. Additionally, the Companies operate and maintain their gathering systems and intend to do so as long as supply and demand for natural gas exist, which is expected for the foreseeable future. Therefore, asset retirement obligations are generally not required for gathering systems and these assets have indeterminate useful lives, if properly maintained.

Property and Equipment

Prior to the Merger Date, property and equipment was recorded at cost and depreciated over the assets’ estimated useful lives on a straight-line basis. Gathering pipelines, compressor stations and metering stations were depreciated over a useful life of 60 years. Subsequent to the consummation of the Mergers, property and equipment is recorded at cost and is being depreciated using composite rates on a straight-line basis over the estimated useful lives of the assets. The overall rate of depreciation for the Successor period ended December 31, 2017 was approximately 1.9%. Effective as of the Merger Date, the Companies estimate gathering pipelines to have a useful life of 50 years and compression equipment to have a useful life of 25 years. As circumstances warrant, depreciation rates are reviewed to determine if any changes in the underlying assumptions are necessary.

The following table provides detail of property and equipment presented in the combined balance sheets at December 31, 2017 and 2016.

	Successor	Predecessor
(in thousands)	December 31, 2017	December 31, 2016
Gathering assets	$678,894	$312,999
Construction-in-progress	198,280	93,022
Total property and equipment	877,174	406,021
Accumulated depreciation	(2,196)	(8,188)
Property and equipment, net	$874,978	$397,833

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Companies review their long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value exceeds the sum of the assets’ undiscounted cash flows, an impairment loss equal to the difference between the carrying value and fair value of the assets is recorded.

In 2016, Strike Force Midstream impaired a gathering line in Monroe County, Ohio due to changes in certain operational plans which caused the existing pipeline to become decommissoned. As such, Strike Force Midstream recorded a $20.3 million impairment related to the pipeline that was decommissioned, reducing the carrying value to zero.

Interest

During the predecessor periods from January 1, 2017 to November 12, 2017 and for the year ended December 31, 2016, the Companies were allocated net interest expense in the amount of $4.9 million and $3.9 million, respectively, from

RMH.  RMH held the associated debt as part of its revolving credit facility, however borrowings under this facility and the associated interest was directly attributable to the operations and working capital requirements of the Companies. Subsequent to the completion of the Mergers, borrowings under the RMH revolving credit facility were repaid by EQT and no interest expense was allocated to the Companies during the period from November 13, 2017 to December 31, 2017.

Goodwill

Goodwill is the total cost of an acquisition less the fair value of the identifiable net assets of the acquired business. The Companies evaluate goodwill for impairment at least annually during the fourth quarter, or whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.

The Companies first consider qualitative factors to assess whether there are indicators that it is more likely than not that the fair value of a reporting unit may not exceed its carrying amount. To the extent that such indicators exist, a two-step goodwill impairment test is completed. The first step compares the fair value of a reporting unit to its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the goodwill of a reporting unit to its carrying value. If the carrying value of the goodwill of a reporting unit exceeds its implied fair value, the difference is recognized as an impairment charge. The Companies used a combination of the income and market approaches to estimate the fair value.

As a result of the Mergers, approximately $38.0 million of goodwill has been allocated to the Companies. Prior to the Mergers, the Companies had no goodwill. The Companies evaluated goodwill for impairment at December 31, 2017 and determined there was no indicator of impairment. Please see Note 2 for further information on goodwill.

Intangible Assets

The Companies did not have any intangible assets in the Predecessor period. At the Merger Date, through application of pushdown accounting, approximately $623.2 million in intangible assets associated with customer relationships were recorded. These intangible assets were valued based upon the estimated fair value of the customer contracts at the Merger Date. The customer contracts were assigned a useful life of 15 years and are amortized on a straight-line basis. Amortization expense for the Successor period ended December 31, 2017 was $5.5 million. The estimated annual amortization expense over the next five years is $41.5 million.

Income Taxes

ROM, Strike Force Holdings and Rice WV are all single-member limited liability companies and wholly-owned subsidiaries of RMH. Prior to its change in tax status to a multi-member limited liability company on February 22, 2016, RMH’s income was reported as part of Rice’s consolidated federal tax return and RMH was taxed as a corporation under the Internal Revenue Code. RMH was a division of Rice and a single-member limited liability company disregarded for U.S. Federal income tax purposes; therefore ROM, Strike Force Holdings and Rice WV computed income taxes on a separate return basis. Subsequent to February 22, 2016, RMH and its subsidiaries are not subject to federal income tax. As a result of the change in tax status of RMH, ROM, Strike Force Holdings and Rice WV eliminated all deferred income tax balances and recognized a corresponding deferred income tax benefit of $2.8 million for the year ended December 31, 2016. In addition, included in the total income tax benefit for the year ended December 31, 2016 is $1.0 million of deferred income tax expense associated with pre-tax book income prior to the change in tax status on February 22, 2016.

In the period prior to February 22, 2016, deferred income tax assets and liabilities were determined based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets were reduced by a valuation allowance if it was more likely than not that some portion of the deferred tax asset will not be realized.

In the period prior to February 22, 2016, in accounting for uncertainty in income taxes of a tax position taken or expected to be taken in a tax return, the Companies utilized a recognition threshold and measurement attribute for the financial statement recognition and measurement. The recognition threshold required the Companies to determine whether it was more likely than not that a tax position would be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. If it was more likely than not that a tax position will be sustained, then the Companies must measure the tax position to determine the amount of benefit to recognize in its financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. If applicable, the Companies accrue for interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2017, the Companies had no uncertain tax positions.

Noncontrolling Interest

Noncontrolling interest represents Gulfport Midstream’s equity ownership of Strike Force Midstream and is presented as a component of equity in the combined balance sheets. In the combined statements of operations, noncontrolling interests reflects the allocation of earnings to Gulfport Midstream. As of December 31, 2017, Strike Force Midstream Holdings and Gulfport Midstream owned a 75% and 25% member interest in Strike Force Midstream, respectively.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The standard requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, which approved a one year deferral of ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017. The Companies adopted ASU No. 2014-09 and all subsequent ASUs that modified ASC 606 using the modified retrospective method of adoption on January 1, 2018. As a result of the adoption of this standard, the Companies did not record an adjustment to equity and do not expect an impact on future financial results.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018. The Companies continue to evaluate agreements to assess the impact of the new guidance on their financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Companies adopted this ASU on January 1, 2017 and have determined that the new ASU could potentially have a material impact on future financial statements for acquisitions that are not considered to be businesses.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test of Goodwill Impairment. ASU No. 2017-04 simplifies the quantitative goodwill impairment test requirements by eliminating the requirement to calculate the implied fair value of goodwill (Step 2 of the current goodwill impairment test). Instead, a company would record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value (measured in Step 1 of the current goodwill impairment test). This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. Entities will apply the standard’s provisions prospectively. The Companies are currently evaluating the impact that this guidance will have on their financial statements but currently believe it will not have a material quantitative effect on the financial statements, unless an impairment charge is necessary.

2.                          Mergers and Acquisitions

Rice Energy’s Merger with EQT

EQT performed a preliminary valuation of the fair value of the Companies’ assets and liabilities as of the Merger Date. The fair value of current assets and current liabilities were assumed to approximate their carrying values. The estimated fair value of long-lived property and equipment were determined utilizing estimated replacement cost adjusted for a usage or obsolescence factor. The identifiable intangible assets for customer relationships were estimated by applying a discounted cash flow approach which was adjusted for customer attrition assumptions and projected market conditions. EQT recorded goodwill as the excess of the estimated enterprise value of the Companies over the sum of the fair value amounts allocated to the Companies’ assets and liabilities. Goodwill was allocated to the value attributed to additional growth opportunities, synergies and operating leverage.

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities of the Companies as of the Merger Date through pushdown accounting from EQT. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as EQT finalizes its fair value estimates. Certain data necessary to complete the purchase price allocation is not yet available, including, but is not limited to, final appraisals of assets acquired and liabilities assumed. EQT expects to complete the purchase price allocation once it has received all of the necessary information, at which time the value of the assets and liabilities will be revised as appropriate.

(in thousands)	At November 13, 2017
Estimated Fair Value of ROM, Strike Force Holdings and Rice WV(1)	$1,514,743

Estimated Fair Value of Assets Acquired and Liabilities Assumed:
Current assets	66,586
Intangible assets	623,200
Property and equipment, net	846,823
Other non-current assets	71
Current liabilities	(59,891)
Total estimated fair value of assets acquired and liabilities assumed	$1,476,789
Goodwill	37,954

(1)                     Includes the estimated fair value attributable to noncontrolling interest of $166 million.

Asset Acquisitions

Strike Force Midstream was assigned a February 26, 2016 purchase and sale agreement (the 2016 Purchase Agreement) from ROM related to an $8.7 million acquisition of gas gathering assets previously purchased by ROM from CNX Resources Corporation (CNX) (the CNX Asset Acquisition). The gathering system assets consisted of various diameter pipelines along with certain rights of way. The assumed assets were transferred to Strike Force Midstream at a carrying value of $8.7 million. Strike Force Midstream funded the consideration for the asset acquisition with member contributions.

During the first quarter of 2017, in connection with certain transactions contemplated in the 2016 Purchase Agreement, Strike Force Midstream entered in an assignment and assumption agreement with CNX pursuant to which Strike Force Midstream acquired certain gathering system assets from CNX for consideration of approximately $3.7 million. The assets consisted of various gas gathering assets, along with certain rights of way and permits. Strike Force Midstream funded the consideration for the asset acquisition with member contributions.

3.                          Commitments and Contingencies

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Companies. While the amounts claimed may be substantial, the Companies are unable to predict with certainty the ultimate outcome of such claims and proceedings. When it is determined that a loss is probable of occurring and is reasonably estimable, the Companies accrue an undiscounted liability for such contingencies based on their best estimate using information available at the time. The Companies disclose contingencies where an adverse outcome may be material, or in the judgment of management, the matter should otherwise be disclosed. The Companies believe that the ultimate outcome of these pending matters will not materially affect their financial condition, results of operations or liquidity.

4.                          Related Party Transactions

In the ordinary course of business, the Companies have transactions with affiliated companies.

In the Successor period, employees of EQT or its subsidiaries operate the Companies’ assets. In the Predecessor period, the personnel were employees of Rice. The combined financial statements include expenses allocated by EQT and its subsidiaries, or Rice and its subsidiaries, for those employees as well as for a portion of the general and administrative personnel whose efforts benefit the Companies.

The following table summarizes related party transactions for the respective periods.

	Successor	Predecessor
(in thousands)	Period from November 13, 2017 to December 31, 2017	Period from January 1, 2017 to November 12, 2017	Year Ended December 31, 2016
Operating revenues - affiliate	$16,706	$88,635	$33,461
Operation and maintenance expense(1)	247	1,292	810
General and administrative expense(1)	2,308	19,688	17,126
Incentive unit expense(1)	—	313	2,335
Net interest expense(1)	—	4,866	3,895

(1)                     The expenses which are incurred by EQT and its subsidiaries in the Successor period or by Rice and its subsidiaries in the Predecessor period may not necessarily reflect the actual expenses that the Companies would incur on a stand-alone basis and the Companies are unable to estimate what those expenses would be on a stand-alone basis.

The following table summarizes affiliate balances.

	Successor	Predecessor
(in thousands)	December 31, 2017	December 31, 2016
Accounts receivable - affiliate(1)	$6,988	$1,534

(1)                     Accounts receivable - affiliate primarily represents amounts due from subsidiaries of EQT related to gathering and compression services.

The Companies have certain transactions with affiliates that are not settled in cash. Such transactions result in intercompany balances that are presented as part of accounts receivable - affiliate and are subsequently settled through members’ capital on a quarterly basis. All transactions reflected on the statements of cash flows through contributions to parent, net of distributions are reflective of cash transactions that have occurred. Non-cash contributions to parent, net of distributions included in members’ capital for the period from November 13, 2017 to December 31, 2017, for the period from January 1, 2017 to November 12, 2017 and for the year ended December 31, 2016 were ($0.5) million, $5.9 million and $4.0 million, respectively.

5.                          Subsequent Events

On April 25, 2018, EQT, RMH (together with EQT, the EQT Parties), EQT Midstream Partners, LP (EQM) and EQM Gathering Holdings, LLC (EQM Gathering), a wholly owned subsidiary of EQM (together with EQM, the EQM Parties), entered into a Contribution and Sale Agreement (the Drop-Down Agreement) pursuant to which the EQM Parties or their subsidiaries will acquire from the EQT Parties all of the EQT Parties’ interests in (i) Rice WV and ROM and (iii) Strike Force Holdings in exchange for (A) an aggregate of 5,889,282 EQM common units and (B) aggregate cash consideration of $1.15 billion (the Drop-Down Transactions). The Drop-Down Transactions are expected to close during the second quarter of 2018.

On May 1, 2018, pursuant to the Purchase and Sale Agreement dated April 25, 2018, by and among EQM, EQM Gathering, Gulfport and Gulfport Midstream, EQM acquired the remaining 25% membership interest in Strike Force Midstream not owned by Strike Force Holdings for $175 million in cash.

During the first quarter of 2018, Strike Force Midstream completed an asset acquisition pursuant to an assignment and assumption agreement with CNX to acquire approximately $2.4 million of gathering system assets. The gathering system assets consisted of dehydration equipment, along with certain diameter pipeline equipment. Strike Force Midstream funded the consideration for the asset acquisition with member contributions.

Management has evaluated all activity through May 3, 2018, the date the combined financial statements were available to be issued, and concluded that no other subsequent events have occurred that would require recognition within the combined financial statements or further disclosure in the notes to the combined financial statements.